LAS VEGAS, NEVADA, May 11, 2012 -- American Casino & Entertainment Properties LLC (“ACEP”) today reported financial results for the first quarter ended March 31, 2012.

Net revenue was $87.1 million for the first quarter ended March 31, 2012 compared to $86.4 million for the first quarter of 2011, an increase of 0.8%. ACEP reported a first quarter Net loss of $1.4 million compared to a Net loss of $6.2 million in the first quarter of 2011. Adjusted EBITDA increased 12.0% to $18.7 million for the first quarter of 2012 compared to $16.7 million for the first quarter of 2011. Adjusted EBITDA Margin also improved to 21.5% compared to 19.3% in 2011.

In March 2012, ACEP introduced its new and enhanced ace│PLAY™ rewards program at Stratosphere, Arizona Charlie’s and Aquarius. The program, which is “Built for the Gambler™” is designed to further reward gamblers based on their play and loyalty. The new ace | PLAY™ program rewards gamblers with increased point multipliers and the flexibility to choose how to use them. Gamblers now decide what they would like to redeem those points for: cash back, discounted slot play, and/or comps at twice the value. ACEP also added an innovative dividend program to award extra points to its two highest ace│PLAY™ levels. In addition, gamblers who play tables at ACEP properties now earn points, with multipliers, that can be used for cash back, discounted slot play and/or comps.

On April 30, 2012, the ACEP completed a voluntary redemption of 5% of the aggregate principal amount of its senior secured notes at a price of 102%. The total redemption payment was $19.1 million plus accrued interest to the redemption date of approximately $773,000.

The Stratosphere – Stratosphere’s net revenue increased 1.6% during the first quarter of 2012 on a 4.6% increase in casino revenue. Hotel revenue remained flat despite a less favorable convention calendar compared to 2011.

Arizona Charlie’s –The Arizona Charlie’s net revenue decreased 3.1% in the first quarter. Most of the decline occurred in casino revenues at both properties and hotel revenues at our Boulder property. Both properties saw improved food and beverage performance.

The Aquarius – Aquarius’ net revenues increased 3.9% for the three months ended March 31, 2012. The revenue increase was due primarily to increases in slot coin-in, table hold percentage and higher hotel occupancy. Food and beverage revenues declined 9.7% in the first quarter of 2012 due to closures of certain of our food venues and bars to replace plumbing, equipment and fixtures.

Financial Statistics as of March 31, 2012:
• Cash	$88.4 million
• Book value of Debt, including capital leases, net of unamortized discount	$345.4 million
• Capital expenditures	$5.7 million

Conference Call Information:

We will hold our first quarter 2012 earnings conference call, Tuesday, May 15, 2012 at 9:00 AM Pacific Time (10:00 AM Mountain, 11:00 AM Central, 12:00 PM Eastern). To attend, dial 888-765-5554(US/Canada toll-free). The pass code is 3929834. A recording of the call will be available on American Casino & Entertainment Properties LLC’s website Investor Relations page, www.acepllc.com.

2000 Las Vegas Boulevard South ∙ Las Vegas, Nevada 89104

For more information regarding American Casino & Entertainment Properties LLC, please visit our web site at www.acepllc.com.

Please see the comments at the end of this release for information about non-GAAP financial measures.

	Three months ended	Three months ended
	March 31, 2012	March 31, 2011
	(in millions)
Income Statement Data:
Revenues:
Casino	$54.0	$53.2
Hotel	15.6	15.2
Food and beverage	16.5	16.8
Tower, retail, entertainment and other	7.6	7.4
Gross revenues	93.7	92.6
Less promotional allowances	6.6	6.2
Net revenues	87.1	86.4

Costs and expenses:
Casino	16.8	16.9
Hotel	8.2	8.4
Food and beverage	12.4	12.4
Other operating expenses	2.8	3.2
Selling, general and administrative	28.5	29.1
Depreciation and amortization	8.7	11.0
Total costs and expenses	77.4	81.0
Income from operations	$9.7	$5.4

EBITDA Reconciliation:
Net income (loss)	$(1.4)	$(6.2)
Interest income	-	-
Interest expense	11.1	11.6
Depreciation and amortization	8.7	11.0
EBITDA	$18.4	$16.4

Numbers may vary due to rounding.

	Three months ended	Three months ended
	March 31, 2012	March 31, 2011
	(in millions)
Adjusted EBITDA Reconciliation:
Net income (loss)	$(1.4)	$(6.2)
Interest income	-	-
Interest expense	11.1	11.6
Depreciation and amortization	8.7	11.0
(Gain) loss on disposal of assets	-	-
Management fee - related party	0.3	0.3
Adjusted EBITDA	$18.7	$16.7
Adjusted EBITDA Margin	21.5%	19.3%

Numbers may vary due to rounding.

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Following are selected statistics related to revenues that we use to make strategic decisions in the day-to-day evaluation of our business, which we believe will be useful to investors when evaluating the performance of our business:

	Three months ended	Three months ended
	March 31, 2012	March 31, 2011
	(in millions)
WPU - Slots
Stratosphere	108.28	98.09
Decatur	119.70	125.06
Boulder	80.22	78.19
Aquarius	146.36	137.29
Consolidated	116.37	112.03

WPU - Tables
Stratosphere	915.75	750.88
Decatur	641.03	648.15
Boulder	439.56	370.37
Aquarius	520.53	477.75
Consolidated	678.73	607.75

ADR
Stratosphere	51.80	50.50
Decatur	47.75	47.34
Boulder	41.63	42.95
Aquarius	44.43	44.13
Consolidated	49.00	48.31

Hotel Occupancy
Stratosphere	82.0	84.5
Decatur	59.2	59.0
Boulder	48.5	48.6
Aquarius	49.3	44.6
Consolidated	66.0	65.4

Net Revenue
Stratosphere	38.4	37.8
Decatur	15.9	16.4
Boulder	8.8	9.1
Aquarius	24.0	23.1
Consolidated	87.1	86.4

Numbers may vary due to rounding.

1.	Win per Unit-Slots represents the total amount wagered in slots less amounts paid out to players, amounts paid on participations and discounts divided by the average number of slot units and days during the period.

2.	Win per Unit-Tables represents the total amount wagered on tables less amounts paid out to players and discounts divided by the average number of table units and days during the period.

3.	Average Daily Room Rate is the average price of occupied rooms per day.

4.	Hotel Occupancy Rate is the average percentage of total hotel rooms occupied during a period.

5.	Net Revenues are the gross revenues less promotional allowances.

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Non-GAAP Measures:

We have included certain “non-GAAP financial measures” in this earnings release. We believe that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin is an important supplemental measure of our operating performance to investors. Management uses these non-GAAP financial measures to evaluate our operating performance and make strategic decisions about our business on a day-to-day basis. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are also a commonly used performance measure in our industry, hotel and gaming. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin together with performance measures calculated in accordance with Generally Accepted Accounting Principles, GAAP, provide investors a more complete understanding of our operating results before the impact of investing transactions, financing transactions and income taxes, and facilitates more meaningful comparisons between the Company and its competitors. We calculate EBITDA as earnings before interest expense, depreciation and amortization, and income taxes. Adjusted EBITDA is EBITDA plus gains/losses on the disposal of assets, non-cash impairment charges, loss on debt redemption, pre-opening expenses, and management fees. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Net revenues.

Contact:

Investor Relations

Phyllis Gilland

(702) 380-7777

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